UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)*

Knology, Inc.

(NAME OF ISSUER)

Common Stock

(TITLE OF CLASS OF SECURITIES)

499183804

(CUSIP NUMBER)

December 31, 2006

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   499183804                   13G                    PAGE 2 OF 15 PAGES

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--------- ----------------------------------------------------------------------

1.        Name of Reporting Person:  Blackstone Management Associates III L.L.C.

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization: Delaware

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------- ----------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  OO

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                                  Page 2 of 15

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CUSIP NO.  499183804                     13G                    PAGE 3 OF 15 PAGES

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1.        Name of Reporting Person: Blackstone CCC Capital Partners L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization:  Delaware

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------------------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  PN

--------- ----------------------------------------------------------------------

                                  Page 3 of 15

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CUSIP NO.  499183804                     13G                    PAGE 4 OF 15 PAGES

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--------- ----------------------------------------------------------------------

1.        Name of Reporting Person: Blackstone CCC Offshore Capital Partners

                                    L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------- ----------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  PN

--------- ----------------------------------------------------------------------

                                  Page 4 of 15

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CUSIP NO.  499183804                     13G                    PAGE 5 OF 15 PAGES

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1.        Name of Reporting Person: Blackstone Family Investment Partnership III

                                    L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization:  Delaware

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------- ----------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  PN

--------- ----------------------------------------------------------------------

                                  Page 5 of 15

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CUSIP NO. 499183804                                                  13G                    PAGE 6 OF 15 PAGES

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--------- ----------------------------------------------------------------------

1.        Name of Reporting Person: Peter G. Petersen

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization:  United States

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------- ----------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  IN

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                                  Page 6 of 15

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CUSIP NO.   499183804                   13G                    PAGE 7 OF 15 PAGES

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1.        Name of Reporting Person:  Stephen A. Schwarzman

          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group               (a) [ ]

                                                                         (b) [X]

--------- ----------------------------------------------------------------------

3.        SEC Use Only

--------- ----------------------------------------------------------------------

4.        Citizenship or Place of Organization: United States

--------------------------- ------ ---------------------------------------------

                            5.     Sole Voting Power:  0

          NUMBER OF         ------ ---------------------------------------------

           SHARES           6.     Shared Voting Power:  0

        BENEFICIALLY

          OWNED BY

            EACH            ------ ---------------------------------------------

         REPORTING          7.     Sole Dispositive Power:  0

        PERSON WITH

                            ------ ---------------------------------------------

                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------

9.        Aggregate Amount Beneficially Owned by Each Reporting Person:

          0

--------- ----------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------

11.       Percent of Class Represented by Amount in Row (9):  0.0%

--------- ----------------------------------------------------------------------

12.       Type of Reporting Person (See Instructions):  IN

--------- ----------------------------------------------------------------------

                                  Page 7 of 15

ITEM 1(a). NAME OF ISSUER:

Knology, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1241 O.G. Skinner Drive, West Point, Georgia 31833

ITEM 2(a). NAME OF PERSON FILING:

Blackstone Management Associates III L.L.C.

Blackstone CCC Capital Partners L.P.

Blackstone CCC Offshore Capital Partners L.P.

Blackstone Family Investment Partnership III L.P.

Peter G. Peterson

Stephen A. Schwarzman

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o Blackstone Management Associates III L.L.C.

345 Park Avenue, New York, New York 10154

ITEM 2(c). CITIZENSHIP:

Blackstone Management Associates III L.L.C. - Delaware

Blackstone CCC Capital Partners L.P. - Delaware

Blackstone CCC Offshore Capital Partners L.P. – Cayman Islands

Blackstone Family Investment Partnership III L.P. - Delaware

Peter G. Peterson - United States

Stephen A. Schwarzman - United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e). CUSIP NUMBER:

499183804

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR

13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

ITEM 4. OWNERSHIP.

(a) Amount beneficially owned: See Item 9 of each cover page.

(b) Percent of class: See Item 11 of each cover page, which is based on Item 9 of each cover page.

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote: See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE MANAGEMENT ASSOCIATES III  L.L.C.

By: /s/ ROBERT L. FRIEDMAN ------------------------------- Name: Robert L. Friedman Title: Member

Dated: February 14, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE CCC CAPITAL PARTNERS L.P.

By: Blackstone Management Associates III L.L.C., general partner

By: /s/ ROBERT L. FRIEDMAN ------------------------------- Name: Robert L. Friedman Title: Member

Dated: February 14, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE CCC OFFSHORE CAPITAL

PARTNERS L.P.

By: Blackstone Management Associates III L.L.C., investment general partner

By: /s/ ROBERT L. FRIEDMAN -------------------------------- Name: Robert L. Friedman Title: Member

Dated: February 14, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By: Blackstone Management Associates III L.L.C., general partner

By: /s/ ROBERT L. FRIEDMAN ------------------------------- Name: Robert L. Friedman Title: Member

Dated: February 14, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ PETER G. PETERSON ----------------------------- PETER G. PETERSON

Dated: February 14, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ STEPHEN A. SCHWARZMAN ------------------------------- STEPHEN A. SCHWARZMAN

Dated: February 14, 2007